EXHIBIT 99.1

RESOLUTION PERFORMANCE PRODUCTS LLC
1600 Smith Street, 24th Floor
Houston, TX 77002
Fax 832.366.2584
www.resins.com

For Immediate Release	Contact:	Marvin O. Schlanger
Chairman and Chief Executive Officer
832-366-2414

Resolution Performance Products Inc. Elects New Board Member

HOUSTON, November 9, 2004. Resolution Performance Products Inc., the world’s leading manufacturer and developer of epoxy resins, is pleased to announce that Mr. Carl S. Stutts has been elected to the Board of Directors.

Mr. Stutts was the President and Chief Executive Officer (CEO) of Texas Petrochemicals, a $700 million petrochemical company, from April 2003 to July 2004 and was previously Executive Vice President and Chief Financial Officer since April 1998. He also served as a general partner of The Columbine Venture Funds, a $44 million early stage capital fund, and a senior executive with Tenneco Ventures, Inc., a venture capital subsidiary of Tenneco, Inc.

“RPP is fortunate to have an executive with the background and experiences of Mr. Stutts join our Board. We look forward to his contributions to our success,” said Marvin O. Schlanger, Chairman and CEO.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.